Schedule 10.37

DEBT PURCHASE AGREEMENT

THIS DEBT PURCHASE AGREEMENT (“Agreement”) is dated the 28 day of February, 2014 and made effective as of the “Effective Date” (as hereinafter defined), by and between TCA GLOBAL CREDIT MASTER FUND, LP, a Cayman Islands limited partnership (the “Creditor”) and UNION CAPITAL, LLC, a New York limited liability company (the “Purchaser”) with respect to the Company identified on the Transaction Summary attached hereto as Schedule I (the “Transaction Summary”), and singing hereto. The Creditor and the Purchaser are sometimes hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”.

W I T N E S E T H:

WHEREAS, the company named on the Transaction Summary (the “Company”) is indebted to the Creditor in the total amount set forth on the Transaction Summary (collectively, the “Total Indebtedness”); and

WHEREAS, the Purchaser desires to purchase from Creditor, and the Creditor desires to sell to Purchaser, subject to the terms and conditions hereinafter set forth, that portion of the Creditor’s Total Indebtedness set forth on the Transaction Summary (collectively, the “Purchased Debt”); provided, however, that the Purchased Debt shall specifically exclude: (i) the “Remaining Debt” (as defined below); (ii) all collateral and other security rights relating to the Remaining Debt (the “RD Collateral and Security Rights”, and together with the RD Collateral Security Rights, the “Collateral Security Rights”); and (iii) all rights to receive any cash, interest, fees, expenses, damages, penalties, and/or other amounts with respect to the Remaining Debt or in connection with the RD Collateral and Security Rights (collectively, the “Additional RD Amounts”)(the Remaining Debt, the RD Collateral and Security Rights and the Additional RD Amounts sometimes hereinafter collectively referred to as the “Aggregate Remaining Debt”);

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, each intending to be legally bound, do hereby agree as follows:

1.     Recitations. The recitations set forth in the preamble of this Agreement are true and correct and are incorporated herein by this reference.

2.     Sale of Purchased Debt.

(a)     Items Constituting the Purchased Debt. The Total Indebtedness consists of a Senior Secured Debenture (the “Debenture”) in the original face amount of $400,000. The Purchased Debt consists of amounts payable, due and owing from Company to Creditor under the Debenture, which amounts include outstanding principal, accrued and unpaid interest, but specifically excluding any portion of the Aggregate Remaining Debt. The Creditor shall maintain possession and control of the original instruments evidencing the Purchased Debt until the Purchase Price for the Purchased Debt is paid in full and received by Creditor as hereby contemplated.

(b)     Sale of Purchased Debt. Effective as of the Effective Date, and subject to the terms and conditions set forth in this Agreement, the Purchaser hereby purchases from the Creditor, and the Creditor hereby sells, transfers, conveys and assigns to the Purchaser, for the consideration set forth herein, all right, title and interest of the Creditor in and to the Purchased Debt (including, without limitation, the right to bring legal action against the Company with respect to the Purchased Debt, but, for the avoidance of doubt, specifically excluding all Aggregate Remaining Debt, and any rights related thereto); provided, however, Creditor shall retain that portion of the Creditor’s Total Indebtedness evidenced by the Debenture, less the Purchased Debt (the “Remaining Debt”), together with all RD Collateral and Security Rights relating to the Remaining Debt and the Additional RD Amounts, all of which are not being sold or transferred hereunder and which shall remain owned by Creditor. The Parties hereby acknowledge and agree that with respect to the Collateral Security Rights and, subject to the restrictions in this Section 2(b), the Creditor shall have the sole authority to take any actions (or to not take any actions) with respect to such Collateral Security Rights.

3.     Purchase Price.

(a)     Payment of Purchase Price. The total purchase price for the Purchased Debt (the “Purchase Price”) shall be as shown and set forth in the Transaction Summary, and shall be paid by the Purchaser to the Creditor in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions for the Creditor (or its counsel) attached hereto as Exhibit “B” (subject to modification of such wire instructions at any time upon notice by Creditor to Purchaser), not later than the third (3rd) trading day after the execution hereof (the “Payment Deadline”).

4.     Cooperation. Creditor will furnish Purchaser will all reasonably requested documentation and evidence supporting the Purchased Debt in Creditor’s possession, and reasonably cooperate in providing any other information in Creditor’s possession and taking any other reasonable and lawful action that Purchaser deems reasonably necessary or appropriate to consummate the Exchange. Upon the Purchaser’s reasonable request, the Creditor shall duly execute and deliver, or shall cause to be duly executed and delivered, to the Purchaser such further instruments and do and cause to be done such further acts as may be reasonably necessary or proper in the reasonable opinion of the Purchaser to effectuate the intent and purpose of, and to carry out the terms of, this Agreement, and to cause the Purchaser to become the legal and beneficial owner of the Purchased Debt.

5.     Representations, Warranties and Covenants of the Creditor. Creditor hereby represents, warrants and covenants to Purchaser as follows:

(a)     The Purchased Debt is a bona fide outstanding claim against the Company, and is an enforceable obligation arising in the ordinary course of business, for goods and/or services rendered to Company by Creditor in good faith. The Purchased Debt is currently due and owing and is payable in full.

(b)     The Purchased Debt is secured by a security interest in the property of the Company or an affiliate of the Company or by a guarantee of the Company or of an affiliate of the Company.

(c)     Creditor did not enter into the transaction giving rise to the Purchased Debt in contemplation of any sale or distribution of the Company’s common stock or other securities.

(d)     The amount of the Purchased Debt as set forth in the Transaction Summary is the amount due to Creditor with respect to the Purchased Debt, net of any applicable discounts, allowances or other deductions to which the Company is lawfully entitled. The funding of the Purchased Debt by the Creditor to the Company occurred at least six months prior to the date hereof. Any documents provided by the Creditor to the Purchaser with respect to the Purchased Debt, if any, are true, correct and complete copies of such documents.

(e)     The Purchased Debt is not subject to dispute. The Creditor has not received any written notice from the Company or any other person challenging or disputing the Purchased Debt, or any portion thereof, and the Company is unconditionally obligated to pay the full amount of the Purchased Debt, without defense, counterclaim or offset.

(f)     Creditor is the sole owner of the Purchased Debt, free and clear of all liens, encumbrances and rights of third parties, except as created by this Agreement. Creditor has not previously sold, transferred, encumbered or released any part of the Purchased Debt.

(g)     There has been no modification, compromise, forbearance, or waiver (written or oral) entered into or given by Creditor with respect to the Purchased Debt. There is no action commenced by Creditor and based on the Purchased Debt that is currently pending in any court or other legal venue (except that jurisdiction may be retained by the appropriate court with respect to litigation previously pending against the Company with respect to the Purchased Debt, and previously dismissed in an agreement between the Company and the Creditor), and no judgments based upon the Purchased Debt have been previously entered in favor of Creditor in any legal proceeding.

(h)     Creditor has all necessary power and authority to: (i) execute, deliver and perform all of its obligations under this Agreement; and (ii) sell, convey, transfer and assign the Purchased Debt to Purchaser. Creditor has such knowledge and experience in business and financial matters that it is able to protect its own interests and evaluate the risks and benefits of entering into this Agreement. Creditor acknowledges and agrees that it has had an opportunity to conduct its own due diligence and consult with its own legal counsel, and tax, financial and other advisors, and that Creditor is not relying in that regard on Purchaser. Creditor acknowledges that except as specifically set forth herein, Purchaser is not making any representations or warranties whatsoever, including, without limitation, about the Company.

(i)     The Creditor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate, partnership or other applicable power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Creditor have been duly authorized by all requisite action on the part of the Creditor. This Agreement has been duly executed and delivered by the Creditor and constitutes the legal, valid and binding obligation of the Creditor, enforceable against the Creditor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

(j)     Creditor is not and within the past ninety (90) days has not been, directly or indirectly through one or more intermediaries, in control, controlled by, or under common control with, the Company and is not an affiliate of the Company as defined in Rule 144 promulgated under the Act.

(k)     The execution and delivery of this Agreement by Creditor and the performance of all of its obligations hereunder: (i) do not and will not violate, conflict with, breach, or constitute a default under, any material contract, agreement or commitment binding upon such Creditor; and (ii) do not and will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any court or other government authority having jurisdiction over such Creditor or the Purchased Debt.

(l)     There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Creditor, threatened against or affecting Creditor or any of its assets before or by any court, arbitrator, governmental or administrative agency, or regulatory authority that materially and adversely affects or challenges the legality, validity or enforceability of the Purchased Debt or this Agreement, or that could have or reasonably be expected to result in a material adverse effect on this Agreement or the Purchased Debt.

(m)     The Creditor is not, directly or indirectly, providing any consideration to or investing in any manner in, and will not at any time in the future provide any consideration or investment to, the Company, any affiliate of the Company, or any other person for or in connection with entering into this Agreement or selling the Purchased Debt.

(n)     The Creditor is not, directly or indirectly, receiving any consideration from or being compensated in any manner by, and will not at any time in the future accept any consideration or compensation from, the Company, any affiliate of the Company, or any other person (except the Purchaser pursuant to this Agreement) for or in connection with entering into this Agreement or selling the Purchased Debt. For the avoidance of doubt, and notwithstanding any other provision of this Agreement to the contrary, the Parties acknowledge and agree that Creditor’s retention of the Aggregate Remaining Debt and the Creditor’s rights to Collateral Proceeds, and the Company’s obligations to Creditor with respect to the Aggregate Remaining Debt, do not and shall not violate this clause 7(n).

(o)     The Creditor is not under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Section 368(a)(3)(A) (or related provisions) of the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq., as amended from time to time) or involved in any insolvency proceeding or reorganization.

(p)     The Creditor is not selling the Purchased Debt “on the basis of” (as defined in Rule 10b5-1 of the Exchange Act) any material, non-public information concerning the Company or any of the Company’s securities.

(q)      Creditor will immediately advise Purchaser if any of the foregoing representations and warranties cease to be fully true and accurate at any time up to and including the date of the closing of the Exchange.

6.     Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Creditor as follows:

(a)     Purchaser has all necessary power and authority to: (i) execute, deliver and perform all of its obligations under this Agreement; and (ii) purchase and accept the Purchased Debt from Creditor. Purchaser has such knowledge and experience in business and financial matters that it is able to protect its own interests and evaluate the risks and benefits of entering into this Agreement. Purchaser acknowledges and agrees that it has had an opportunity to conduct its own due diligence and consult with its own legal counsel, and tax, financial and other advisors, and that Purchaser is not relying in that regard on Creditor. Purchaser acknowledges that except as specifically set forth herein, Creditor is not making any representations or warranties whatsoever, including, without limitation, about the Company.

(b)     The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser.

7.     Fees and Expenses. Except for fees that may be included in the Purchase Price or the Option Purchase Price, as applicable, and except in the event of a default hereunder, each Party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Creditor understands that Purchaser shall not be liable for any commissions, selling expenses, orders, purchases, contracts, taxes, withholding, or obligations of any kind resulting from or arising out of the Exchange. In the event it becomes necessary for either Party to litigate in order to enforce its rights under the terms of this Agreement, then, and in that event, the prevailing party shall be entitled to recover reasonable attorneys’ fees, paralegals’ fees and court costs through all negotiations and all trial, arbitration and appellate levels and administrative proceedings in connection with such litigation.

8.     Indemnification. The Creditor agrees to indemnify and hold the Purchaser and its officers, directors, employees, agents and controlling persons harmless from and against any and all losses, claims, damages, costs expenses and liabilities, including without limitation, reasonable attorneys’ fees and expenses, which result from the Creditor’s material breach of any of the Creditor’s representations, warranties, covenants or agreements set forth herein; provided, however, that Creditor shall not be required to make any indemnification that would: (i) violate Section 12 or result in paying any incidental, special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages that are solely and proximately caused by Creditor’s material breach; or (ii) require the Creditor or the Purchaser to disgorge, in whole or in part, or otherwise reimburse (by setoff or otherwise) the Company or any other person or entity for any payments, distributions, property, setoffs or recoupments received, applied or effected by or for the account of the Creditor under or in connection with the Purchased Debt in connection with any Bankruptcy Event (it being acknowledged that the risk of the Company’s filing bankruptcy is a risk that the Purchaser is accepting in entering into this transaction).

9.     Choice of Law. This Agreement shall be governed by and construed according to the laws of the State of New York, without giving effect to its choice of law principles. The Parties agree that all actions and proceedings arising out of or relating directly or indirectly to this Agreement or any ancillary agreement or any other related obligations shall be litigated solely and exclusively in the state or federal courts located in the City of New York, New York, and that such courts are convenient forums. Each Party hereby submits to the personal jurisdiction of such courts for purposes of any such actions or proceedings.

10.     Limitation of Damages. Except as otherwise provided below, each of the Parties hereby waives any right which it may have to claim or recover any incidental, special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Notwithstanding anything in this Agreement to the contrary, Purchaser’s sole and only liability under this Agreement for any breach or default by Purchaser hereunder shall be limited solely to a return of the Purchased Debt to Creditor. Creditor’s sole and only liability under this Agreement for a breach or default by Creditor hereunder, or for any other reason, shall be to return any Purchase Price received by Creditor in exchange for a full re-assignment of the Purchased Debt back to Creditor in the manner required by this Agreement.

11.     Notices. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and in each case properly addressed to the Party to receive the same in accordance with the information below, and will be deemed to have been delivered: (i) if mailed by certified mail, return receipt requested, postage prepaid and properly addressed to the address below, then three (3) business days after deposit of same in a regularly maintained U.S. Mail receptacle; or (ii) if mailed by Federal Express, UPS or other nationally recognized overnight courier service, overnight delivery, then one (1) business day after deposit of same in a regularly maintained receptacle of such overnight courier; or (iii) if hand delivered, then upon hand delivery thereof to the address indicated on or prior to 5:00 p.m., EST, on a business day. Any notice hand delivered after 5:00 p.m., EST, shall be deemed delivered on the following business day. Notwithstanding the foregoing, notice, consents, waivers or other communications referred to in this Agreement may be sent by facsimile, e-mail, or other method of delivery, but shall be deemed to have been delivered only when the sending party has confirmed (by reply e-mail or some other form of written confirmation) that the notice has been received by the other party.  The addresses and other information for such communications shall be as set forth below, unless such address or information is changed by a notice conforming to the requirements hereof.

If to Purchaser:	Union Capital LLC Attn: Yakov Boresentein - Managing Member 338 Crown Street Brooklyn NY 11225 Office 718-506-9240

With a Copy to:	Tomer Tal, Esq.
900 East Hamilton Ave Suite 100
Campbell, CA 95008
Tel: 408-879-7440 Fax: 408-583-4180 Email: tomer@newventureattorneys.com

If to the Creditor:	TCA Global Credit Master Fund, LP
1404 Rodman Street
Hollywood, FL 33020
Attention: Robert Press, Director
E-Mail: bpress@tcaglobalfund.com

With a Copy to:	David Kahan, P.A.
6420 Congress Ave., Suite 1800
Boca Raton, Florida 33487
Telephone: (561) 672-8330
Facsimile: (561) 672-8301
E-Mail: david@dkpalaw.com

12.     Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Parties, or, in the case of a waiver, by the Party against whom enforcement of such waiver is sought. No waiver of any default shall be deemed to be a continuing or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

13.     Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any party.

14.     Successors and Assigns; No Third Party Beneficiaries. The Purchaser may assign this Agreement or any rights or obligations hereof to any affiliate of Purchaser with the prior consent of the Creditor, not to be unreasonably withheld. If any such assignment is approved by Creditor, the assignee shall assume all of the rights and obligations of the Purchaser hereunder that have been so assigned simultaneously with such assignment. This Agreement is intended for the benefit of the Creditor and the Purchaser and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

15.     Entire Agreement. This Agreement, together with the exhibits hereto, contains the entire agreement and understanding of the Parties, and supersedes all prior and contemporaneous agreements, letters, discussions, communications and understandings, both oral and written, concerning the sale, transfer, conveyance and assignment of the Purchased Debt, which the Parties acknowledge have been merged into this Agreement.

16.     Confidentiality. Each of the Parties hereby agrees, without the prior written consent of the other, to not disclose, and to otherwise keep confidential, the sale of the Purchased Debt contemplated hereby, except to the extent that disclosure thereof is required by law, rule or regulation or requested by any regulator or regulatory or administrative agency; provided, however, that each of the Parties may disclose information regarding such sale to their respective accountants, attorneys, limited partners, shareholders and other interest holders.

17.     Time is of the Essence. For purposes herein, the Parties agree that time shall be of the essence of this Agreement. The Parties agree that in the event that any date on which performance is to occur falls on a Saturday, Sunday or state or national holiday, then the time for such performance shall be extended until the next business day thereafter occurring.

18.     Signature. This Agreement may be executed in counterparts and by facsimile, portable document format or other electronic means, each of which shall constitute an original and all of which when taken together shall constitute one document.

19.     AS IS Nature of Transaction. Except for the express representations and warranties made by Creditor in this Agreement, the sale, conveyance, and assignment of the Purchased Debt is made AS IS, WHERE IS and WITH ALL FAULTS, and subject to no other representations or warranties of any nature or kind, express or implied, including, without limitation, any warranties of merchantability or warranties that the Purchased Debt is fit for a particular purpose. The Purchaser has not relied upon, and there have been no, promises, understandings or agreements made by Creditor, or any agent or representative of Creditor, with respect to the Purchased Debt, the Company, or any other matter, except as expressly set forth herein. The express representations and warranties of the Creditor made herein shall only survive for a period of ten (10) days following the payment of the Purchase Price, and after such survival period, unless Purchaser shall have commenced an action against Creditor prior to the end of such survival period with respect to the breach of any of the representations or warranties of Creditor in this Agreement, Creditor shall have no liability of any nature whatsoever to Purchaser with respect to any of the representations or warranties of Creditor under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing contained herein shall be deemed or construed as a waiver by Creditor of any defaults, or any of its rights or remedies under the documents underlying the Purchased Debt, nor be deemed or construed as an amendment or modification of any of the documents underlying the Purchased Debt.

20.     Effective Date. The “Effective Date” hereunder shall mean the last date when the Agreement becomes fully executed by the Creditor and Purchaser.

[Signatures continued on the following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PURCHASER:

UNION CAPITAL, LLC

By: /s/ Yakov Borenstein
Yakov Borenstein, Managing Member

Date: 2/28/14

CREDITOR:

TCA GLOBAL CREDIT MASTER FUND, LP

By: TCA Global Credit Fund GP, Ltd.

By: /s/ Robert Press
Robert Press, Director
Date: 2/28/14

COMPANY: CYCLONE POWER TECHNOLOGIES, INC. By: /s/ Christopher Nelson Christopher Nelson, President Date: 2/27/14